================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           DIGITAL SOUND CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                      [LOGO OF DIGITAL SOUND CORPORATION]


                                                               February 24, 1998


To Our Shareholders:

  You are cordially invited to attend the 1998 Annual Meeting of Shareholders of Digital Sound Corporation to be held at the Company's offices at 6307 Carpinteria Avenue, Carpinteria, California 93013 on Friday, April 10, 1998 at 10:00 a.m.

  The matters expected to be acted upon at the meeting are described in the following Notice of Annual Meeting of Shareholders and Proxy Statement.

  It is important that you use this opportunity to take part in the affairs of your Company by voting on the business to come before this meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE PRIOR TO THE MEETING. Returning the Proxy does NOT deprive you of your right to attend the meeting and to vote your shares in person.

  We look forward to seeing you at the meeting.



                        Sincerely,


                        /s/ Mark C. Ozur

                        Mark C. Ozur
                        President and Chief Executive Officer

                           DIGITAL SOUND CORPORATION

                            6307 CARPINTERIA AVENUE
                         CARPINTERIA, CALIFORNIA 93013

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Digital Sound Corporation (the "Company") will be held at the Company's offices located at 6307 Carpinteria Avenue, Carpinteria, California 93013, on Friday, April 10, 1998 at 10:00 a.m. for the following purposes:

     1. To elect directors of the Company to serve until the next Annual Meeting of Shareholders and until their successors have been elected and qualified. The Company's nominees for director are John D. Beletic, Bandel L. Carano, J. David Hann, Scot B. Jarvis, Mark C. Ozur and Frederick J. Warren.

     2. To approve an amendment to the Company's 1983 Stock Option Plan to increase the number of shares of the Company's Common Stock available under the Plan from 6,500,000 to 9,500,000 shares.

     3. To approve an amendment to the Company's Articles of Incorporation effectuating a 1:4 reverse split of the Company's Common Stock.

     4. To approve an amendment to the Company's Articles of Incorporation increasing the number of shares of Common Stock authorized from 50,000,000 to 90,000,000.

     5. To approve an amendment to the Company's Articles of Incorporation changing the name of the Company to PulsePoint Communications Corporation.

     6. To ratify the appointment of Ernst & Young as independent public accountants for the Company for the 1998 fiscal year.

     7. To transact any other business as may properly come before the meeting or any adjournment thereof.



  The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

  Only shareholders of record at the close of business on February 19, 1998 are entitled to notice of and to vote at the meeting and any adjournment thereof.


                                         By Order of the Board of Directors



                                                     B. Robert Suh
                                                  Corporate Secretary


Carpinteria, California
February 24, 1998

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.


                           DIGITAL SOUND CORPORATION

                            6307 CARPINTERIA AVENUE
                         CARPINTERIA, CALIFORNIA 93013


                                PROXY STATEMENT


                               FEBRUARY 24, 1998

  The accompanying proxy is solicited on behalf of the Board of Directors of Digital Sound Corporation, a California corporation (the "Company"), for use at the Annual Meeting of Shareholders of the Company to be held at the Company's principal executive offices located at 6307 Carpinteria Avenue, Carpinteria, California 93013, on April 10, 1998 at 10:00 a.m. (the "Meeting"). Only holders of record of the Company's Common Stock and the Series B Convertible Preferred Stock at the close of business on February 19, 1998 will be entitled to vote at the Meeting. At the close of business on that date, the Company expects to have approximately 20,561,593 shares of Common Stock and 2,451,667 shares of Series B Convertible Preferred Stock issued, outstanding and entitled to vote. A majority of these shares will constitute the required quorum for the transaction of business. This Proxy Statement and the accompanying form of proxy were first mailed to shareholders on or about February 24, 1998. An annual report as required by Rule 14a-3 of the rules of the Securities and Exchange Commission is being mailed to each shareholder along with this Proxy Statement.


                   VOTING RIGHTS AND SOLICITATION OF PROXIES

  The Series B Convertible Preferred Stock is entitled to a number of votes equal to the number of shares of Common Stock into which such shares of Series B Convertible Preferred Stock could be converted. As of the record date, each share of Series B Convertible Preferred Stock is convertible into 10 shares of Common Stock. Holders of Common Stock are entitled to one vote for each share held as of the above record date. However, under the California Corporations Code, if prior to the commencement of voting one or more shareholders has given notice of his intention to cumulate his votes, then all shareholders will have the right to elect directors by cumulative voting, with each share entitled to a number of votes equal to the number of directors to be elected, which votes may be cast for one candidate or distributed among two or more candidates. If no such notice is given, there will be no cumulative voting, which means a simple majority of the shares voting may elect all of the directors. In the event of cumulative voting, the proxy solicited by the Board of Directors confers discretionary authority on the proxies to cumulate votes so as to elect the maximum number of nominees.

  Under California law, shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal or proposals) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, under California law, proxies that reflect abstentions as to a particular proposal will be treated as voted for purposes of determining the approval of that proposal and will have the same effect as a vote against that proposal, while proxies that reflect broker non-votes will be treated as unvoted for purposes of determining approval and will not be counted as votes for or against that proposal.

  Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to the Meeting or at the Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by a writing delivered to the Company stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is presented at the Meeting or by attendance at the Meeting and voting in person.

  The expenses of soliciting proxies to be voted at the Meeting will be paid by the Company. Following the initial mailing of the proxies and other soliciting materials, the Company and/or its agents may also solicit proxies by mail, telephone, facsimile or in person. The Company has retained a proxy solicitation firm, MacKenzie Partners, Inc. to aid it in the solicitation process and will pay this firm a fee not to exceed $10,000 plus expenses. Following the initial mailing of the proxies and other soliciting materials, the Company will request brokers, custodians, nominees and other record holders to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Common Stock and to request authority for the exercise of proxies. In such cases, the Company, upon the request of the record holders, will reimburse such holders for their reasonable expenses.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information, as of January 22, 1998, with respect to the beneficial ownership for each class of the Company's stock by: (i) each shareholder known by the Company to be the beneficial owner of more than five percent of the Company's stock, (ii) each director/nominee, (iii) each of the named executive officers (Ozur, Beckwith, Eby, Milnes, Suh) and (iv) all executive officers and directors as a group.

                                                            AMOUNT AND NATURE OF
                                                           BENEFICIAL OWNERSHIP(1)               PERCENT OF CLASS(2)
                                                         -------------------------          -----------------------------
             NAME OF BENEFICIAL OWNER                     COMMON         PREFERRED          COMMON(2)           PREFERRED
             ------------------------                    ---------       ---------          ---------           ---------
   Oak Investment Partners III, A Limited
       Partnership (3)............................       1,937,857                            8.61%                   *
   Oak Investment Partners V, Limited
       Partnership (3)............................         186,400         652,000               *                26.59%
   Oak V Affiliates Fund, Limited
       Partnership (3)............................           1,100          14,667               *                    *
   Oak Investment Partners VII, Limited
       Partnership (3)............................                         435,317                                17.76%
   Oak VII Affiliates Fund, Limited
       Partnership (3)............................                          10,933                                    *
   Bandel L. Carano (4)...........................       2,185,357       1,112,917            9.61%               45.39%
   Frederick J. Warren (5)........................         357,981          44,625            1.71%                1.82%
   Mark C. Ozur (6)...............................         394,093                            1.88%
   J. David Hann (7)..............................         111,750                               *
   John D. Beletic (8)............................          74,600                               *
   Scot B. Jarvis (9).............................                           4,463                                    *
   James C. Eby (10)..............................          90,356                               *
   B. Robert Suh (11).............................          82,902                               *
   Keith M. Beckwith (12).........................          73,750                               *
   Stanford D. Milnes (13)........................          25,000                               *
   Microsoft Corporation (14).....................                         446,250                                18.20%
   Citiventure 96 A.P. Partnership Fund, L.P. (15)                         232,586                                 9.49%
   Chancellor LGT Private Capital Offshore
       Partners II, L.P. (15).....................                         103,441                                 4.22%
   Chancellor LGT Private Capital Partners III,
       Limited Partnership (15)...................                          57,477                                 2.34%
   Chancellor LGT Private Capital Offshore
       Partners I, C.V. (15)......................                           8,121                                    *
   Moore Global Investments, Ltd. (16)............                         164,667                                 6.72%
   Remington Investment Strategies, L.P. (16).....                          36,146                                 1.47%
   Strome Susskind Hedgecap Fund, L.P. (17).......                          75,863                                 3.09%
   Strome Offshore, Limited (17)..................                          49,087                                 2.00%
   Strome Partners, L.P. (17).....................                          40,163                                 1.64%
   Strome Hedgecap, Limited (17)..................                          13,387                                    *

   All executive officers and directors as a             3,395,789       1,608,255           14.17%                65.5%
       group (14 persons including those named
       above) (18)................................

 * Less than 1%

(1) Unless otherwise indicated below, the persons and entities named in the table have sole voting power and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2) For purposes of computing the percent, the number of shares of Common Stock outstanding includes the shares subject to options held by the individuals and the group, as set forth in the notes below.

(3) Oak Investment Partners V, Limited Partnership ("Oak V") owns 652,000 shares of Series B Convertible Preferred Stock, 161,950 shares of Common Stock, an option in the name of Bandel L. Carano for the benefit of Oak V dated May 6, 1996 to purchase 24,450 shares of Common, which is exercisable on, or within 60 days after January 22, 1998, and an option in the name of Bandel L. Carano for the benefit of Oak V dated May 24, 1996 to purchase 14,215 shares of Common, which is not exercisable on, or within 60 days after, January 22, 1998. Oak V Affiliates Fund, Limited Partnership ("V Affiliates") owns 14,667 shares of Series B Convertible Preferred Stock, 550 shares of Common Stock, an option in the name of Bandel L. Carano for the benefit of V Affiliates dated May 6, 1996 to purchase 550 shares of Common Stock, which is exercisable on, or within 60 days after, January 22, 1998 and an option in the name of Bandel L. Carano for the benefit of V Affiliates to purchase 320 shares of Common Stock, which is not exercisable on, or within 60 days after, January 22, 1998. Oak Investment Partners III, A Limited Partnership ("Oak III") owns 1,912,857 shares of Common Stock, an option in the name of Bandel L. Carano for the benefit of Oak III dated January 27, 1993 to purchase 25,000 shares of Common Stock, which is exercisable on, or within 60 days after, January 22, 1998, and an option in the name of Bandel L. Carano for the benefit of Oak III dated May 24, 1996 to purchase 10,465 shares of Common Stock, which is not exercisable on, or within 60 days after, January 22, 1998. Oak Investment Partners VII, A Limited Partnership ("Oak VII") owns 435,317 shares of Series B Convertible Preferred Stock. Oak VII Affiliates Fund, Limited Partnership ("VII Affiliates") owns 10,933 shares of Series B Convertible Preferred Stock. The address of Oak V Limited Partnership; Oak V Affiliates Fund, Limited Partnership; Oak Investment Partners III, A Limited Partnership; Oak Investment Partners VII, Limited Partnership; and Oak VII Affiliates Fund, Limited Partnership is 525 University Avenue, Suite 1300, Palo Alto, CA 94301.

(4) Represents 60,000 shares held by Mr. Carano and the shares held by Mr. Carano for the benefit of Oak Investment Partners III and the shares held by Oak III, Oak V, V Affiliates, Oak VII, and VII Affiliates as to which Mr. Carano has shared voting and investment power. Mr. Carano disclaims beneficial ownership of any of the shares held by the Oak partnerships. Mr. Carano's business address is 525 University Avenue, Suite 1300, Palo Alto, CA 94301.

(5) Represents 307,981 shares held by Mr. Warren and 50,000 shares subject to options exercisable on, or within 60 days after, January 22, 1998 held by Mr. Warren and 44,625 shares of Series B Convertible Preferred Stock held jointly by Mr. Warren and Robin Grace Warren. Mr. Warren's business address is 11150 Santa Monica Boulevard, Suite 1200, Los Angeles, California 90025.

(6) Represents 19,093 shares held by Mr. Ozur and 375,000 shares subject to options exercisable on, or within 60 days after, January 22, 1998. Mr. Ozur's business address is 6307 Carpinteria Avenue, Carpinteria, CA 93103.

(7) Represents 73,000 shares held by Mr. Hann and 38,750 shares subject to an option exercisable on, or within 60 days after, January 22, 1998. Mr. Hann's address is 6115 N. Camelback Manor Drive, Scottsdale, AZ 85253.

(8) Represents 600 shares held by Mr. Beletic and 74,000 shares subject to options exercisable on, or within 60 days after, January 22, 1998. Mr. Beletic's business address is 3333 Lee Parkway, Suite 100, Dallas, TX 75219.

(9) Represents 4,463 shares of Series B Convertible Preferred Stock held by Mr. Jarvis. Mr. Jarvis' business address is 4153 Issaquah Pine Lake Road, S.E., Issaquah, WA 98029.

(10) Represents 48,156 shares held by Mr. Eby and 42,200 shares subject to options exercisable on, or within 60 days after, January 22, 1998. Mr. Eby's business address is 6307 Carpinteria Avenue, Carpinteria, CA 93103.

(11) Represents 32,902 shares held by Mr. Suh and 50,000 shares subject to an option exercisable on, or within 60 days after, January 22, 1998. Mr. Suh's business address is 6307 Carpinteria Avenue, Carpinteria, CA 93103.

(12) Represents 73,750 shares subject to an option held by Mr. Beckwith exercisable on, or within 60 days after, January 22, 1998. Mr. Beckwith's business address is 6307 Carpinteria Avenue, Carpinteria, CA 93103.

(13) Represents 25,000 shares subject to an option held by Mr. Milnes exercisable on, or within 60 days after, January 22, 1998. Mr. Milnes' business address is 6307 Carpinteria Avenue, Carpinteria, CA 93103.

(14) Microsoft Corporation owns 446,250 shares of Series B Convertible Preferred Stock. The address of Microsoft Corporation is One Microsoft Way, Redmond, WA 98052.

(15) Citiventure 96 A.P. Partnership Fund, L.P. ("Citiventure") owns 232,586 shares of Series B Convertible Preferred Stock. Chancellor LGT Private Capital Offshore Partners I, C.V. ("Chancellor I") owns 8,121 shares of Series B Convertible Preferred Stock. Chancellor LGT Private Capital Offshore Partners II, L.P. ("Chancellor II") owns 103,441 shares of Series B Convertible Preferred Stock. Chancellor LGT Private Capital Partners III, L.P. ("Chancellor III") owns 57,477 shares of Series B Convertible Preferred Stock. The Address of Citiventure, Chancellor I, Chancellor II, and Chancellor III is 1166 Avenue of the Americas, New York, NY 10038.

(16) Moore Global Investments, Ltd. ("MGI") owns 164,667 shares of Series B Convertible Preferred Stock. Remington Investment Strategies, L.P. ("RIS") owns 36,146 shares of Series B Convertible Preferred Stock. Moore Capital Management, Inc., a Connecticut corporation, is vested with investment discretion with respect to portfolio assets held for the account of MGI. Moore Capital Advisors, L.L.C., a New York limited liability company, is the sole general partner of RIS. Mr. Louis M. Bacon is the majority shareholder of Moore Capital Management, Inc. and is the majority equity holder of Moore Capital Advisors, L.L.C. As a result, Mr. Bacon may be deemed to be the indirect beneficial owner of the aggregate 200,813 shares held by MGI and RIS. The address of MGI, RIS and Mr. Bacon is 1251 Avenue of the Americas, 53rd Floor, New York, New York 10020.

(17) Strome Susskind Hedgecap Fund, L.P. ("Strome Susskind") owns 75,863 shares of Series B Convertible Preferred Stock. Strome Hedgecap, Limited ("Strome Hedgecap") owns 13,387 shares of Series B Convertible Preferred Stock. Strome Offshore, Limited ("Strome Offshore") owns 49,087 shares of Series B Convertible Preferred Stock. Strome Partners, L.P. ("Strome Partners") owns 40,163 shares of Series B Convertible Preferred Stock. The general partner of Strome Susskind, Strome Hedgecap, Strome Offshore, and Strome Partners is SSCO, Inc., a Delaware corporation. The address of Strome Susskind, Strome Hedgecap, Strome Offshore, and Strome Partners is 100 Wilshire Boulevard, 15/th/ Floor, Santa Monica, CA 90401.

(18) Includes 2,627,689 shares of Common Stock and 1,608,255 of Series B Convertible Preferred Stock described in Notes 4 through 21 above. Also includes 778,700 shares subject to options exercisable on, or within 60 days after, January 22, 1998.

                     PROPOSAL NO. 1--ELECTION OF DIRECTORS

  At the Meeting, shareholders will elect directors to hold office until the next Annual Meeting of Shareholders and until their respective successors have been elected and qualified. The Bylaws of the Company provide that the Company's Board of Directors ("Board") shall comprise six members. Shares represented by the accompanying proxy will be voted for the election of the six nominees recommended by the Board unless the proxy is marked in such a manner as to withhold authority to so vote. If any nominee for any reason is unable or unwilling to serve, the proxies may be voted for such substitute nominee as the proxy holders may determine. All of the nominees named below have consented to being named herein and to serve if elected.


DIRECTORS/NOMINEES

  The names of the nominees and certain information about them are set forth below:

                                                                                                    DIRECTOR
        NAME OF NOMINEE             AGE                     PRINCIPAL OCCUPATION                      SINCE
-------------------------------   -------   -----------------------------------------------------   ---------
  John D. Beletic                   46      Chairman, President and Chief Executive Officer,          1991
                                            PageMart Wireless Inc.
  Bandel L. Carano (1)              36      Private Venture Capitalist                                1988
  J. David Hann (1)(2)              66      Business Consultant                                       1990
  Scot B. Jarvis                    37      Investor                                                  1997
  Mark C. Ozur                      42      President, Chief Executive Officer                        1994
                                            of the Company
  Frederick J. Warren (1)(2)        58      Private Venture Capitalist                                1983

(1) Member of the Compensation Committee of the Board in 1997. In March 1996, Mr. Beletic was replaced by Mr. Hann as a member of the committee.
(2) Member of the Audit Committee of the Board in 1996.

  Each of the directors listed above, except for Mr. Jarvis, were reelected at the Company's Annual Meeting of Shareholders held on May 23, 1997. Mr. Jarvis was appointed as director by the Board in January 1998. Each director will serve until the next Annual Meeting of Shareholders and until his successor has been elected and qualified.

  Mr. Beletic is Chairman and Chief Executive Officer of PageMart Wireless, Inc. Mr. Beletic joined PageMart in March 1992, after serving as a venture partner with Morgan Stanley Venture Capital for one year. From 1986 to 1991, Mr. Beletic served as President and CEO of Dallas-based Tigon Voice Messaging Network, the country's largest voice mail service provider. Under his leadership, Tigon grew from a start-up company to the industry leader within five years. Mr. Beletic also serves on the Board of Directors of two other corporations.

  Mr. Carano has served as a director of the Company since August 1988. Since July 1985, he has been a general partner of various venture capital funds affiliated with Oak Investment Partners, a venture capital firm that is an investor in the Company.

  Mr. Hann has served as a director of the Company since July 1990. He served as Chairman of the Board from September 1990 to December 1994 and from January 1996 to present. Since July 1995, Mr. Hann has served as an industry consultant. From August 1994 to June 1995, Mr. Hann served as President and Chief Executive Officer of Satloc, Inc., a provider of guidance systems utilizing global positioning systems (GPS). Mr. Hann was a telecommunications industry consultant from March 1990 to July 1994. From September 1987 to February 1990 Mr. Hann was President and Chief Executive Officer of Citicorp's Quotron Systems, Inc., a financial services company. From 1981 to March 1987 he served as President of GTE Telenet and then as Executive Vice President of U.S. Sprint.

  Mr. Jarvis is co-founder of Cedar Grove Partners, LLC, a private investment company. Mr. Jarvis also serves on the board of directors of Nextlink Communications, Inc. From 1994 to 1996, Mr. Jarvis was Vice President-

Operations of Eagle River Investments LLC, Eagle River, Inc. Preceding his position at Eagle River Investments, Mr. Jarvis also was Vice President of McCaw Development Corp. at McCaw Cellular Communications, Inc.; Vice President/General Manager of the California Region for Cellular One; and Vice President of Acquisitions and Development at McCaw Communications Companies, Inc.

  Mr. Ozur has been President and Chief Executive Officer of the Company since January 1995. Mr. Ozur served as Vice President and Chief Technical Officer of the Company from April 1993 to December 1994. From 1990 to 1992 he was Vice President of Precision Visuals, a software development company. From 1978 to 1982 and 1986 to 1990 he was at Digital Equipment Corporation, a computer hardware and software company, developing software. During 1982 he founded Omtool Corporation, a compiler and software publishing company.

  Mr. Warren has served as a director of the Company since May 1983. He is a founding general partner of Brentwood Associates, a venture capital and leveraged buyout investment firm established in 1972. Mr. Warren also serves as director of Cobblestone Holdings, Inc. and Cobblestone Golf Group, Inc., related companies that own and operate golf course properties.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINATED DIRECTORS.


BOARD OF DIRECTORS' MEETINGS AND COMMITTEES

  The Board met four times during the fiscal year ended December 31, 1997. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which he served. The Company pays each of its directors who is not an employee of the Company a retainer of $1,000 per quarter and fees of $1,000 per board meeting attended.

  Standing committees of the Board include an Audit Committee and a Compensation Committee. The Board does not have a nominating committee or a committee performing similar functions.

  Messrs. Hann and Warren were the members of the Audit Committee during 1997. The Audit Committee did not meet during 1997. The Audit Committee plans to hold its 1997 meeting in April, 1998. The Audit Committee reviews the Company's accounting practices and internal control systems and meetings with the Company's outside auditors concerning the scope and terms of their engagement and the results of their audits.

  Messrs. Carano, Hann and Warren were members of the Company's Compensation Committee during 1997. The Compensation Committee met three times during 1997. The Compensation Committee determines the salaries of executive officers of the Company, reviews and approves executive officer bonus plans and administers the Company's employee stock option plan.

  The Company has an Amended and Restated Stock Option Plan for Independent Directors (the "Directors' Plan") which was first adopted by the Board and approved by the Company's shareholders in January 1990 and was last amended by the shareholders in May 1996. The Directors' Plan covers 500,000 shares of Common Stock and provides for non-qualified stock options to assist the Company in recruiting new directors and providing an incentive for existing directors. The option exercise price is fair market value at the date of option grant and options have a term of ten years. The Directors' Plan provides for an automatic one-time grant of an option to purchase 25,000 shares at the time of a director's first appointment or election to the Board of Directors, or re-election at the 1996 Annual Meeting, if he was then a director, such option to become exercisable on the fourth anniversary of the grant date, unless such vesting is accelerated based on the fair market value of the shares of the Company's Common Stock having achieved certain target prices. In addition, whenever an independent director purchases shares of the Company's Common Stock in the open market, such director is automatically granted an option to purchase a like number of shares, such option to become exercisable in full six months after the date of grant, provided that for each independent director the number of shares covered by such options or options in the aggregate shall not exceed 25,000 shares.

                             EXECUTIVE COMPENSATION

  The following tables set forth information relating to the Chief Executive Officer of the Company and the next four most highly compensated executive officers for the fiscal year ended December 31, 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG-TERM COMPENSATION
                                                                          -----------------------------------------------------
                                             ANNUAL COMPENSATION                     AWARDS                     PAYOUTS
                                       --------------------------------   ---------------------------    ----------------------
                                                              OTHER(B)    RESTRICTED   SECURITIES                   ALL OTHER
          NAME AND                     SALARY    BONUS        ANNUAL        STOCK      UNDERLYING         LTIP     COMPENSATION
     PRINCIPAL POSITION        YEAR    ($)(A)    ($)(A)    COMPENSATION     AWARDS    OPTIONS/SARS (#)   PAYOUTS     ($)(C)
----------------------------   ----   --------   ------   -------------   ---------   ----------------   -------   ------------
Mark C. Ozur................   1997   $259,947               $   430                      150,000                        430
 President and CEO             1996    230,748   60,000       15,370                       77,000                        370
                               1995    218,333    7,700       54,238                        2,500                        224

B. Robert Suh...............   1997    185,184                   179                      100,000                        179
 Vice President, Finance       1996    163,001   59,000       40,131                       54,000                        149
 CFO                           1995     18,598   25,000       15,241                      100,000                         25

Keith M. Beckwith...........   1997    174,261                   255                       75,000                        255
 Vice President, Sales         1996    152,726                                             51,000                        210
                               1995    141,169    4,900                                     2,500                        196

James C. Eby................   1997    147,013                   565                       75,000                        565
 Vice President, Chief         1996    124,811                12,432                       42,000                        432
 Quality and Operations        1995    118,816    4,165       12,240                        2,500                        240
 Officer

Stanford D. Milnes             1997    169,117   30,000          348                      175,000                        348
 Vice President
 Asia/Pacific Rim Sales

Ruth R. Cox.................   1997    181,446   25,000       67,844                                                     114
 Vice President, Marketing     1996    128,519   15,000       35,328                      154,000                        192

(A) Listed amounts include cash compensation earned and received by executive officers as well as amounts earned and to be paid in subsequent periods.

(B) For 1996, Mr. Ozur received a car allowance of $15,000. For 1995, Mr. Ozur received relocation assistance of $39,363 and a car allowance of $14,875. For 1996, Mr. Suh received relocation assistance of $27,982 and a car allowance of $12,000. For 1995, Mr. Suh received relocation assistance of $13,847 and a car allowance of $1,369. For 1997, Ms. Cox received relocation assistance of $67,730. For 1996, Ms. Cox received relocation assistance of $25,674 and a car allowance of $9,462. For 1996, Mr. Eby received a car allowance of $12,000. For 1995, Mr. Eby received a car allowance of $12,000. In each year, while the other named executive officers received certain perquisites, such perquisites and personal benefits were less than the lesser of $50,000 or 10% of annual salary and bonus reported for each such executive officer.

(C) Amounts listed represent the excess value of term life insurance.

                                OPTION/SAR TABLE

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                              POTENTIAL
                                                                                                         REALIZABLE VALUE AT
                                                                                                         ASSUMED ANNUAL RATES
                                                                                                            OF STOCK PRICE
                                                                                                           APPRECIATION FOR
                                                                INDIVIDUAL GRANTS                           OPTION TERM(C)
                                                     ----------------------------------------         ---------------------------
                                     NUMBER OF        % OF TOTAL
                                    SECURITIES       OPTIONS/SARS
                                    UNDERLYING        GRANTED TO     EXERCISE
                                   OPTIONS/SARS      EMPLOYEES IN    OR BASE       EXPIRATION
        NAME                        GRANTED(A)       FISCAL YEAR     PRICE(B)         DATE                 5%($)          10%($)
--------------------------------   ------------      ------------    --------      ----------             -------        --------

Mark C. Ozur....................        150,000              8.82%      $1.53         9/25/02             $63,421        $140,135
Keith M. Beckwith...............         75,000              4.41%      $1.53         9/25/02             $31,711        $ 70,067
James C. Eby....................         75,000              4.41%      $1.53         9/25/02             $31,711        $ 70,067
Stanford D. Milnes..............        100,000              5.88%      $1.56          2/3/02             $43,142        $ 95,326
                                         75,000              4.41%      $1.53         9/25/02             $31,711        $ 70,067
B. Robert Suh...................        100,000              5.88%      $1.53          2/3/02             $42,281        $ 93,423

(A) Mr. Ozur's, Mr. Eby's, Mr. Suh's, and Mr. Beckwith's options become exercisable in full on the fourth anniversary date of the option grant, subject to accelerated vesting in the event certain milestones are achieved. Mr. Milnes' options become exercisable in annual installments of 25% commencing on the first anniversary of the grant dates of February 14, 1997 for 100,000 options and September 28, 1997 for 75,000 options. See "Report of Compensation Committee - 1983 Stock Option Plan". Ruth R. Cox received no option grants in 1997.
(B) The exercise price is the closing price of the Company's Common Stock on the date of the option grant.
(C) The potential realizable value is calculated from the exercise price per share, assuming the market price of the Company's Common Stock appreciates in value at the stated percentage rate from the date of the option grant to the expiration date. Actual realizable values, if any, are dependent on the future market price of the Common Stock.


                 OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES


                                                               NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                     SHARES                   UNDERLYING UNEXERCISED            IN-THE-MONEY
                                    ACQUIRED                  OPTIONS/SARS AT FY-END            OPTIONS/SARS
                                       ON        VALUE                (#)(B)                 AT FY-END ($)(A)(B)
                                    EXERCISE   REALIZED            ------------            -----------------------
             NAME(C)                   #         $(A)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
---------------------------------   --------   ---------   -----------   -------------   -----------   -------------

Mark C. Ozur.....................          0          0        375,000         279,500       $23,344         $45,017
Keith M. Beckwith................          0          0         73,750         147,250         3,889          24,265
James C. Eby.....................          0          0         42,200         119,500         2,239          21,155
Stanford D. Milnes...............          0          0              0         175,000             0          18,702
B. Robert Suh....................          0          0         50,000         204,000         1,550          29,194

(A) Market price of underlying Common Stock on date of exercise or fiscal year-end, minus the option exercise price. The market price per share at December 31, 1997 was $1.656.
(B) Number of shares includes all shares subject to option; option value calculation includes only those options for which the exercise price per share was below the market price per share at December 31, 1997.
(C) Ruth R. Cox exercised no options during the year and held no options at 12/31/97.

                        REPORT OF COMPENSATION COMMITTEE

  The Compensation Committee of the Board of Directors (the "Committee") has furnished the following report on executive compensation.


OVERALL POLICY

  The Committee consists entirely of independent, outside directors and is responsible for formulating and implementing corporate policy with respect to executive compensation. Each year the Committee reassesses the Company's executive compensation program. The Committee's annual review process involves determining the base salaries of executive officers, reviewing and approving executive officer performance bonus plans and bonus criteria, reviewing the Company's stock option and stock purchase plans and administering the Company's employee stock option plan.

  In formulating a comprehensive executive compensation package for 1997, the Committee's objectives were twofold. First, the Committee sought to attract and retain talented and entrepreneurial management. To this end, the Committee set executive officer base salaries at competitive levels. Second, the Committee sought to motivate executive officers to perform to the full extent of their abilities. Accordingly, the Committee created significant bonus compensation opportunities intended to correlate executive compensation with the Company's achievement of certain revenue goals. If the Company had achieved all revenue goals set for 1997, approximately 17% of each executive officer's total cash compensation would have consisted of bonus compensation.

  The Company's 1997 executive compensation program comprised base salary, bonuses and stock options. The policies underlying each component of the compensation program are described more fully below. Although the components of executive officer compensation are determined separately, the Committee considers the entire compensation (earned or potentially earned) of each executive officer in setting each component. Pursuant to Section 162(m) of the Internal Revenue Code, in certain circumstances compensation paid to a named executive officer in excess of $1 million may not be deducted as an expense by the Company. Because the compensation of the Company's executive officers historically has been well below this level, the Committee has not given consideration to the potential application of Section 162(m) in setting compensation policy.


BASE SALARY

  The Committee compensation philosophy is to attract, retain and motivate highly talented and entrepreneurial members of the management team. Candidates are typically sought from a broad range of high tech industries including software, computers and computer equipment, electronics, data and telecommunications as well as the Company's own peer group in the voice information processing industry. In keeping with this philosophy, executive base salaries are set to be competitive with similarly sized companies in comparable industries and facing comparable business challenges. The Company participated in a survey in 1996 of executive compensation conducted by Radford Associates, a leading provider of compensation and benefits surveys to the technology industries. The survey included approximately 92 high technology companies which have annual revenues ranging from $10 million up to $100 million. The Radford Associates executive compensation data provided a range of executive officer base salaries and the midpoint salaries for various executive officer positions. The Committee then set the range of the Company's 1997 base salaries to reflect the level of competitiveness that the Company desired to maintain in the marketplace at the executive officer level.

  Once a range of base salaries has been established, the Committee determines each executive's salary by examining such factors as individual and Company performance, the Chief Executive Officer's recommendations and any new responsibilities the executive may have assumed. In keeping with the Company's commitment to incentive compensation, the Committee typically sets executive officer base salaries slightly below the midpoint of the range of base salaries paid by similarly sized companies to comparable officers. The 1997 base salaries set for the Company's executives officers ranged from 87% to 105% of the midpoint of the range of 1996 base salaries for comparable positions in the Radford Survey for companies with sales between $40 million and $90 million.

  The Committee increased executive officer base salaries by an average of 6.0% for 1997 to remain competitive with the market.

  Mr. Ozur has an employment agreement with the Company that provides in the event of a change in control of the Company which results in the termination of his employment, or in the event of a loss of corporate officer status for reasons other than cause, he will continue to receive his base salary and group health benefits for a period of one year, provided he agrees not to join any of a list of competitors provided by the Company.


BONUS PLAN

  The executive officers, including the Chief Executive Officer, participated in a Company bonus plan, the 1997 Executive Officer Bonus Plan (the "Plan"), which provided for cash bonuses and option grants.

Cash Bonuses

  The cash portion of the Plan provided for a cash bonus of 20% of base salary at attainment of 100% of the Company's annual revenue target. The Plan provided for a maximum annual cash bonus potential of 75% of base salary contingent on exceeding the annual revenue target by 50%. If revenue exceeded the annual revenue target, but was less than 150% of the annual revenue target, the percentage payout would be linearly prorated. There was to be no cash bonus if the annual revenue target was not met. Although the annual revenue target was not met and no bonuses were paid to the executive officers pursuant to the Plan, bonus payments which were guaranteed at the time of hire were paid to three officers. Additionally, sign-on bonuses were paid to such officers.

Option Grants

  The Company's 1983 Stock Option Plan (the "1983 Plan") was adopted by the Board of Directors and the shareholders of the Company in October of that year and has been amended from time to time since then. The objectives of the 1983 Plan are to provide executive officers and other key employees an opportunity to acquire equity in the Company, to compensate them and to serve as a retention and motivation vehicle. All options are granted at the current market price of the underlying Common Stock. Because the value of an option bears a direct relationship to the Company's stock price, it is an effective incentive for executive officers to create value for shareholders. The Committee therefore views stock options as an important component of its performance-based compensation policy.

  The Company's practice under the 1983 Plan has been to make an initial option grant when an executive officer is hired with vesting at 25% per annum over a period of four years and a five-year term. Upon completion of the second year of employment, and annually thereafter, additional stock options may be granted to the executive officer based upon individual and Company performance. Additional options may be granted at the discretion of the Board of Directors.


                                         COMPENSATION COMMITTEE

                                         J. David Hann
                                         Bandel L. Carano
                                         Frederick J. Warren

                            STOCK PERFORMANCE GRAPH

  The following graph compares the Company's cumulative shareholder return on its Common Stock (no dividends have been paid thereon) covering five the years from December 31, 1992 to December 31, 1997 with the return on common stocks included in the CRSP Index for the NASDAQ Stock Market (US Companies) and a Peer Group of corporations selected by the Company (the "Peer Group").


                     COMPARISON OF CUMULATIVE TOTAL RETURNS
                     DECEMBER 31, 1992 TO DECEMBER 31, 1997



         EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHICS:

                     DIGITAL
                      SOUND      MARKET      PEER
                      INDEX      INDEX       INDEX
                     -------     ------      -----
Dec 1992              100.0      100.0       100.0
Dec 1993               52.1      114.8       153.2
Dec 1994               86.9      112.2       158.2
Dec 1995               52.2      158.7       266.9
Dec 1996               60.9      195.2       238.9
Dec 1997               57.6      239.5       205.5

            PROPOSAL NO. 2--AMENDMENT TO THE 1983 STOCK OPTION PLAN


PROPOSED AMENDMENT

  At the Meeting shareholders will be asked to approve an amendment to the 1983 Stock Option Plan (the "1983 Plan") to increase the number of shares authorized for issuance thereunder from 6,500,000 to 9,500,000 shares. The Board approved this amendment on December 13, 1997.

  The Board of Directors believes that the amendment is in the best interest of the Company as the 1983 Plan plays an important role in the Company's efforts to attract and retain employees.

  The following is a summary of the principal provisions of the 1983 Plan and the proposed amendment thereto. Tax information related to the 1983 Plan follows this summary.


ADMINISTRATION

  The 1983 Plan is currently administered by the Compensation Committee of the Board of Directors of the Company (the "Committee"). The Committee is authorized to determine the individuals to whom options should be granted, to determine the number of shares to be subject to such options, to designate whether an option should be an incentive stock option ("ISO") or a non-qualified stock option ("NSO") and to establish the terms and conditions of such options consistent with the 1983 Plan. The Committee is also authorized to adopt, amend and rescind rules relating to the administration of the 1983 Plan and to interpret the terms of options. The costs of administering the 1983 Plan are paid by the Company.


ELIGIBILITY

  The 1983 Plan provides that options may be granted to employees, including officers and directors who are employees of the Company, as the Committee may determine. Options may also be granted to others who serve as independent contractors, consultants or advisors rendering services to the Company. An optionee may hold more than one option, but only on the terms and subject to the restrictions set forth in the 1983 Plan. As of January 22, 1998, approximately 141 people were eligible to receive options under the 1983 Plan.

  The 1983 Plan does not provide for a maximum or minimum number of option shares that could be granted to any one optionee, although for options granted after December 31, 1986, there is a limit on the aggregate market value of shares subject to options receiving incentive stock option treatment that are exercisable for the first time in any one calendar year.


STOCK

  The shares issuable upon exercise of the options are shares of the Company's authorized but unissued Common Stock. The aggregate number of shares that may be issued upon exercise of options granted or to be granted under the 1983 Plan, after giving effect to the proposed amendment, is 9,500,000 shares of Common Stock. As of January 22, 1998, options covering a total of 6,392,435 shares have been issued under the 1983 Plan, and 2,738,075 shares have been issued upon option exercises. Accordingly, the remaining number of shares that may be issued under options to be granted under the 1983 Plan (assuming approval of the amendment) is 107,565 shares of Common Stock. In the event that any outstanding option under the 1983 Plan for any reason expires or becomes unexercisable in whole or in part, the shares of Common Stock allocable to the unexercised portion of such option may again be subject to an option under the 1983 Plan. Upon approval of Proposal No. 3, a reverse stock split of the Common Stock, the number of shares issuable under the 1983 Plan will be adjusted proportionately to the reverse stock split ratio. See "Proposal No. 3 - Reverse Split of the Common Stock".

TERMS OF OPTIONS

  The Committee determines for each option whether the option is to be an ISO or a NSO. See "Federal Income Tax Consequences" below. Each option is evidenced by a grant agreement in such form as the Committee approves and is generally subject to the following terms and conditions:

  . Number of Shares. Each option states the number of shares to which it pertains.

  . Option Price. Each option states the option price, which in the case of ISO's may not be less than 100% of the fair market value of the shares of Common Stock on the date of the grant. The Committee currently determines such fair market value based upon the closing price of the Common Stock on the date of the grant, as quoted on the NASDAQ National Market System. The option price for NSOs may be less than 100% of the fair market value of the Common Stock.

  . Vesting. Options granted when an employee is hired generally vest and become exercisable 25% after one year from the date of grant and thereafter ratably over a four-year period from the date of grant and have a five-year term. The Committee also grants options that vest after four years, but which may vest earlier if specified performance criteria are met. The Committee may grant options with other vesting schedules or terms in the future.

  . Exercise and Medium of Payment. An option is exercised by giving written notice of exercise to the Company, specifying the number of shares of Common Stock to be purchased and, except as noted below, tendering payment to the Company of the purchase price. The option price is typically payable by cash or by check, but the Committee may authorize the Company to accept (i) the promissory note of the optionee; (ii) shares of fully paid Common Stock (including shares issuable upon exercise of the option); or
     (iii) such other consideration as determined by the Committee and as permitted by law. The option price may not be paid in shares of the Company's Common Stock, however, if the exercise date is during the period (the "Blackout Period") beginning on and including the first calendar day of the last month of any fiscal quarter of the Company and ending on and including the second business day following the date of the release to the public of the quarterly (or annual) summary statement of the sales and earnings of the Company related to such fiscal quarter (or the year ending with such fiscal quarter), unless expressly authorized by the Board.

  . Termination of Employment. If an optionee ceases to be employed by the Company for any reason other than death, options must be exercised not later than three months after such termination and may be exercised only to the extent the options were exercisable on the date of termination. A longer exercise period and additional vesting may apply in the case of death.

  . Non-transferability of Option. An option generally may not be sold, pledged, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the optionee, only by the optionee.

  . Adjustment Upon Changes in Capitalization. The number of shares subject to any option, and the number of shares issuable under the 1983 Plan, are subject to adjustment in the event of a recapitalization of the Company's Common Stock. In the event of a dissolution or liquidation of the Company, or in the event of a sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, the options shall become immediately exercisable unless the options are assumed by the successor company, including options that would not otherwise then be exercisable. Where such options are assumed, unvested options will become vested and exercisable in part in accordance with a formula and in part ratably over an 18-month period or such shorter period as provided in their original grant. Accelerated vesting does not occur in the event of a merger with a wholly-owned subsidiary of the Company or a merger otherwise not resulting in any substantial change in the Company's shareholders.

  . Rights as Shareholder. An optionee has no rights as a shareholder with respect to any shares covered by such option until the option has been validly exercised.

AMENDMENT OF THE 1983 PLAN

  The Committee may amend or terminate the 1983 Plan from time to time without approval of the shareholders, provided, however, that shareholder approval is required for any amendment that increases the number of shares subject to the 1983 Plan (other than in connection with an adjustment upon a change in capitalization) or makes any change in the designation of the class of persons eligible to be granted options. However, no action by the Committee or shareholders may affect any option previously granted under the 1983 Plan without the written consent of the optionee.


FEDERAL INCOME TAX CONSEQUENCES

  The Federal income tax discussion set forth below is intended for general information only. State and local income tax consequences are not discussed, and may vary from locality to locality.

  Non-Qualified Stock Options. For Federal income tax purposes, the recipient of NSOs granted under the 1983 Plan will not realize taxable income upon the grant of the option, nor will the Company then be entitled to any deduction. Generally, upon exercise of NSOs the optionee will realize ordinary income, and the Company will be entitled to a deduction, in an amount equal to the difference between the option exercise price and the fair market value of the stock at the date of exercise. The Company will be required to withhold taxes on the ordinary income realized by an optionee upon exercise of NSOs in order to be entitled to the tax deduction. An optionee's basis for the stock for purposes of determining his gain or loss on his subsequent disposition of the shares generally will be the fair market value of the stock on the date of exercise of the NSO.

  Incentive Stock Options. There is no taxable income to an employee when an ISO is granted to him or when that option is exercised; however, the amount by which the fair market value of the shares at the time of exercise exceeds the option price will be an "item of tax preference" for the optionee. Gain realized by an optionee upon sale of stock issued on exercise of an ISO is taxable as long-term capital gain, and no tax deduction is available to the Company, unless the optionee disposes of the shares within two years after the date of grant of the option or within one year of the date the shares were transferred to the optionee. In such event the difference between the option exercise price and the fair market value of the shares on the date of the option's exercise will be taxed at ordinary income rates, and the Company will be entitled to a deduction to the extent the employee must recognize ordinary income.

  Gain realized by an optionee upon sale of stock issued on exercise of an ISO is taxable as long-term capital gain and no tax deduction is available to the Company, unless the optionee disposes of the shares within two years after the date of grant of the option or within one year of the date the shares were transferred to the optionee. In such event the difference between the option exercise price and the fair market value of the shares on the date of the option's exercise will be taxed at ordinary income rates and, subject to the limits of Section 162(m) of the Code, the Company will be entitled to a deduction to the extent the employee must recognize ordinary income.

  The tax consequences resulting from the exercise of an ISO through delivery of already-owned shares of the Common Stock are not entirely certain. In published rulings and proposed regulations, the Internal Revenue Service has taken the position that generally the employee will recognize no income upon such stock-for-stock exercise (subject to the discussion above), and that, to the extent an equivalent number of shares of the Common Stock is acquired, the optionee's basis in the shares of the Common Stock acquired upon such exercise is equal to the optionee's basis in the surrendered shares increased by any compensation income recognized by the optionee and that the optionee's basis in any additional shares of the Common Stock acquired upon such exercise is zero.


ERISA INFORMATION

  The Company believes that the 1983 Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

RECOMMENDATION AND VOTE

  The approval of the amendment to the 1983 Plan, which increases the authorized shares thereunder from 6,500,000 to 9,500,000 requires the affirmative vote of a majority of the shares present or represented and entitled to vote at the Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE AMENDMENT TO THE 1983 PLAN.


                 PROPOSAL NO. 3--REVERSE SPLIT OF COMMON STOCK


GENERAL

  The Board of Directors has proposed to amend the Company's Ninth Amended and Restated Articles of Incorporation to effect a one-for-four reverse stock split (the "Reverse Split") of the issued and outstanding shares of the Company's Common Stock. The complete text of the amendment to the Articles for the Reverse Split (the "Reverse Split Amendment") is set forth below. Such text, however, is subject to wording changes that may be required by the Secretary of State of the State of California (the "California Secretary of State"). If the Reverse Split is approved by the requisite vote of the Company's shareholders, upon filing of the Reverse Split Amendment with the California Secretary of State, each certificate representing shares of Common Stock outstanding immediately prior to the Reverse Split (the "Old Shares") will be deemed automatically without any action on the part of the shareholders to represent one-fourth the number of shares of Common Stock after the Reverse Split (the "New Shares"). No fractional New Shares will he issued as a result of the Reverse Split. In lieu thereof, all fractional shares will be canceled and the Company will pay the affected shareholder an amount of cash equal to the average of the last sale price of the Old Shares, as reported on the NASDAQ National Market for the ten trading days immediately preceding the effective date of the Reverse Split Amendment. After the Reverse Split Amendment becomes effective, shareholders will be asked to surrender certificates representing Old Shares in accordance with the procedures set forth in a letter of transmittal to be sent by the Company's Exchange Agent (the "Exchange Agent"). Upon such surrender, a certificate representing the New Shares will be issued. However, each certificate representing Old Shares will continue to be valid and represent New Shares equal to one-fourth the number of Old Shares.

  The number of shares of capital stock authorized by the Articles will not change as a result of the proposed Reverse Split. The Common Stock issued pursuant to the Reverse Split will be fully paid and nonassessable. The voting and other rights of the Common Stock will not be altered by the Reverse Split.


PURPOSES OF THE PROPOSED REVERSE SPLIT

  The Board of Directors believes the Reverse Split is desirable for several reasons. The reduction in the number of issued and outstanding shares of Common Stock caused by the Reverse Split is expected to increase the market price of the Common Stock. The Board of Directors also believes that this may result in a broader market for the Common Stock than that which currently exists, in part because the Company's Common Stock may qualify for trading with additional brokerage houses and institutional investors. The expected increased price level may also encourage interest and trading in the Common Stock and possibly promote greater liquidity for the Company's shareholders, although such liquidity could be adversely affected by the reduced number of shares of Common Stock outstanding after the Reverse Split.

  There can be no assurance that any or all of these effects will occur. Specifically, shareholders should not assume that the market price per New Share of Common Stock after the Reverse Split will be four times the market price per Old Share of Common Stock before the Reverse Split, or that such price will either exceed or remain in excess of the current market price. Further, there is no assurance that the market for the Common Stock will be improved. Shareholders should note that the Board of Directors cannot predict what effect the Reverse Split will have on the market price of the Common Stock.

  In addition, in connection with the private placement of the Company's Series B Convertible Preferred Stock, the Reverse Split will provide a sufficient number of shares of Common Stock available for issuance upon conversion of such Series B Convertible Preferred Stock underlying certain Convertible Promissory Notes (the "Notes"). See "Background and Recent Developments--Proposal No. 4."


CERTAIN EFFECTS OF THE REVERSE SPLIT

  The authorized capital stock will not be changed by reason of the Reverse Split. The principal effect of the Reverse Split will be to decrease the number of outstanding Old Shares from 20,561,593, as of January 22, 1997, to approximately 5,140,398 of New Shares. The Reverse Split will automatically convert each outstanding share of Common Stock into one-fourth of a share of Common Stock. The remaining three-fourths of each share of outstanding Common Stock will automatically revert into authorized but unissued shares of Common Stock, available for future issuance.

  A further effect of the existence of unissued and unreserved Common Stock may be to enable the Board of Directors to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of the Company's management. See "Proposal No. 4 -- Increase in the Number of Authorized Shares From 50,000,000 to 90,000,000 -- Certain Effects of Authorized But Unissued Common Stock, Including Anti-Takeover Implications."

  Shareholders have no right under California law to dissent from the Reverse Split of the Common Stock.

  The outstanding shares of the Series B Convertible Preferred Stock will be affected by a pro-rata reduction in the number of Common Stock into which such Series B Convertible Preferred Stock is convertible and a pro-rata increase in the conversion price.

  The Common Stock is currently registered under Section 12(b) of the Securities Exchange Act of 1934 (the "Exchange Act") and, as a result, the Company is subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Split will not affect the registration of the Common Stock under the Exchange Act.


EXCHANGE OF STOCK CERTIFICATES

  As soon as practicable after the Reverse Split, the Company will send a letter of transmittal to each holder of record of Old Shares of Common Stock outstanding on the effective date of the Reverse Split. The letter of transmittal will contain instructions for the surrender of certificate(s) representing such Old Shares to the Company's Exchange Agent. Upon proper completion and execution of the letter of transmittal and return thereof to the Exchange Agent, together with the certificate(s) representing Old Shares, a shareholder will be entitled to receive a certificate representing the number of New Shares of Common Stock into which his Old Shares have been reclassified and changed as a result of the Reverse Split.

  Shareholders should not submit any certificates until requested to do so.  No
  ------------------------------------------------------------------------
new certificate will be issued to a shareholder until he has surrendered his outstanding certificate(s) together with the properly completed and executed letter of transmittal to the Exchange Agent.


FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE SPLIT

  The Company does not expect any significant adverse federal income tax consequences associated with the Reverse Split. The transaction should be treated as a reorganization under Section 368(a)(1) of the Internal Revenue Code of 1986, as amended, and the applicable Treasury Regulations, judicial authority and current administrative rulings and practices in effect on the date of this Proxy Statement. For example, a shareholder's basis in the shares will be the same (i.e., no gain or loss recognized) and the holding period will continue. Where the Company purchases fractional or other shares of shareholders, such transaction will have federal income tax consequences associated with the purchase and sale of stock by an issuer.


PROPOSED AMENDMENT

  The Reverse Split will be effected through an amendment to the Company's Articles to add Paragraph 3 to Article III as follows:

     3.   REVERSE SPLIT
          -------------
          On the effective date of the filing of this Amendment to the Ninth Amended and Restated Articles of Incorporation (the "Effective Date"), the Common Stock of the Corporation will be reverse split on a one-for-four basis so that each share of Common Stock issued and outstanding immediately prior to the Effective Date shall automatically be converted into and reclassified as one-fourth of a share of Common Stock (the "Reverse Split"). No fractional shares will be issued by the Corporation as a result of the Reverse Split. In lieu thereof, each shareholder whose shares of Common Stock are not evenly divisible by four will receive an amount of cash equal to the average of the last sale price of the Old Shares, as reported on the NASDAQ National Market for the ten trading days immediately preceding the Effective Date.


RECOMMENDATION AND VOTE

  Under the California Corporations Code, the affirmative vote of both (i) a majority of the outstanding shares of the Common Stock and (ii) a majority of all outstanding share of Common Stock and Series B Convertible Preferred Stock, voting together as a single class, are required to approve the Reverse Split.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE IN FAVOR OF THE REVERSE SPLIT OF COMMON STOCK.


              BACKGROUND AND RECENT DEVELOPMENTS-- PROPOSAL NO. 4


GENERAL

  For the past two and one-half years, the Company has been in a period of intense investment. During this period, virtually all effort has been concentrated on the development of the Company's next generation of products and technologies and on the building of a marketing and sales capability to position and deliver these products to the marketplace.

  Throughout 1997, the Company's financial position steadily declined, including the severe deterioration of its cash balances and it ultimately became apparent that the Company would most likely exhaust its cash balances before it would be able to recognize any returns from the internal investments that it had made over the last two years on its next generation of products. In addition, the Company also recognized that it needed to present adequate assurances to its customers that it had the resources to remain viable. Because most of the Company's products are purchased as a long-term investment by large telecommunications network providers, the Company needed to be able to demonstrate that it had a strong enough balance sheet and sufficient cash reserves to win new business, or its financial deterioration would continue. As a result, the Board of Directors began to investigate strategies available to the Company to raise cash and strengthen its balance sheet. The Board of Directors realized that, given the Company's precarious financial position, the Company would not be able to obtain additional debt financing. Accordingly, the Company contacted over forty potential investors, including financial institutions and venture capitalists, seeking to raise between $15 - $20 million. Most of the potential investors declined to pursue discussions with the Company, while others indicated that any investment would have to be at a discount to the market price of the Company's Common Stock and would also have to be senior to the Company's Series A Convertible Preferred Stock, all of which was held by affiliates of Oak Investment Partners ("Oak").

  In addition to seeking a capital infusion, the Company was able to arrange a short-term receivables-based credit facility (the "Credit Facility") with Imperial Bank. As of November 21, 1997 the Company had access to $3.0 million through this facility. Prior to establishing this Credit Facility on November 5, 1997, the Company's short-term cash assets totaled only $2.5 million. Had this Credit Facility not been established, the Company would likely have been unable to meet its future obligations including its payroll on November 20, 1997.

  Discussions continued with various potential investors, and on December 19, 1997 (the "Closing Date"), the Company consummated a private placement of convertible securities for an aggregate of approximately $20 million. Pursuant to a Preferred Stock Purchase Agreement (the "Purchase Agreement"), the Company
(i) sold for cash (A) 1,785,000 shares of the Company's Series B Convertible Preferred Stock and (B) $6,612,502.50 aggregate principal amount of the Company's Notes and (ii) exchanged the 2,631,579 shares of Series A Convertible Preferred Stock held by affiliates of Oak for 666,667 shares of the Series B Convertible Preferred Stock (collectively, the "Transactions"). The Notes and the Series B Convertible Preferred Stock are sometimes referred to herein as the "Securities". Each share of Series B Convertible Preferred Stock is convertible into 10 shares of Common Stock, subject to certain antidilution adjustments.
The Company sold the Securities at a price of $0.75 per share of Common Stock on an as-converted basis. The Investors included: (i) Microsoft Corporation, which purchased an aggregate of $5 million of the Securities, (ii) affiliates of Oak and Bandel L. Carano, a director of the Company, which purchased an aggregate of $5 million of the Securities, (iii) Frederick J. Warren, a director of the Company, who purchased $500,000 of the Securities, and (iv) Scot B. Jarvis who purchased $50,000 of the Securities. Subsequently, Mr. Jarvis became a director of the Company. See "Security Ownership of Certain Beneficial Owners and Management."


APPROVAL BY THE BOARD OF DIRECTORS AND THE SPECIAL COMMITTEE

  The terms of the Securities, the Purchase Agreement and the Transactions contemplated thereby were approved by a Special Committee of the Board of Directors consisting of Messrs. Hann and Beletic, who are not employees of the Company and had no financial interest in the Transactions. The Transactions were also approved by unanimous vote of the Board of Directors of the Company at a meeting on December 12, 1997. In approving the Transactions, the Special Committee and the Board of Directors considered (i) the Company's financial position and its urgent need to raise cash, (ii) the fact that the Company had pursued financing from over forty possible investors over a period of months and that the Transactions were the only viable alternative, (iii) the fact that Oak had indicated they would consummate the Transactions only if the Series A Convertible Preferred Stock held by Oak was converted into Series B Convertible Preferred Stock, (iv) the fact that Microsoft Corporation had indicated that their investment would be contingent on a significant investment by one or more of the affiliates of Oak who were already shareholders, and (v) the opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. ("Houlihan Lokey") to the effect that the Transactions are fair to the public shareholders of the Company's Common Stock from a financial point of view.


FAIRNESS OPINION OF HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

  Pursuant to an engagement letter dated November 17, 1997 (the "Engagement Letter"), the Company retained Houlihan Lokey to render to the Special Committee and the Board of Directors an opinion as to the fairness to the public shareholders of the Company, from a financial point of view, of the Transactions. The Company did not provide Houlihan Lokey with any specific instructions as to the investigations to be undertaken or procedures to be followed by such firm in its review of the Transactions, nor did the Company impose any limitations on the investigations or procedures that Houlihan Lokey ultimately determined to follow. Houlihan Lokey was engaged only to render an opinion on the Transactions and did not negotiate the terms of the Transactions or advise the Board of Directors or the Special Committee of alternatives thereto. A copy of the opinion of Houlihan Lokey dated

December 5, 1997 to the Board of Directors to the effect that the Transactions are fair to the public shareholders of the Company's Common Stock from a financial point of view is attached to this Proxy Statement as ANNEX A and incorporated herein by reference. Pursuant to the Engagement Letter, Houlihan Lokey will receive a fee of between $60,000 to $75,000 in connection with the issuance of the opinion to the Board of Directors. SHAREHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY FOR A DESCRIPTION OF THE FACTORS CONSIDERED AND ASSUMPTIONS MADE BY HOULIHAN LOKEY IN RENDERING ITS OPINION.


THE TRANSACTIONS

  The Company did not have an adequate number of shares of Common Stock authorized to permit the conversion of the entire $20 million of Series B Convertible Preferred Stock. As a result, the Company issued 2,451,667 shares of Series B Convertible Preferred Stock (for which there is sufficient authorized Common Stock available for issuance upon conversion) and $6,612,502.50 aggregate principal amount of Notes. The Notes automatically convert into the Series B Convertible Preferred Stock at a conversion price of $7.50 per share (the "Note Conversion Price"), subject to customary antidilution protection, if the Company's shareholders approve an amendment to the Articles authorizing a sufficient number of shares of Common Stock to permit conversion of all of the Series B Convertible Preferred Stock issuable upon conversion of the Notes ("Shareholder Approval"). Pursuant to the Purchase Agreement, the Company is required to hold the annual shareholders meeting as expeditiously as reasonably practicable and in no event, subject to certain conditions, later than April 15, 1998.

  The Company was granted an exception by the National Association of Securities Dealers, Inc. (the "NASD") to issue the Securities without prior shareholder approval because the delay associated with seeking such shareholder approval would have seriously jeopardized the Company's financial viability. Upon consummation of the Transactions contemplated by the Purchase Agreement, the Company had 58,198,262 shares of Common Stock outstanding or subject to issuance upon exercise or conversion of outstanding options, warrants or convertible securities including the Series B Convertible Preferred Stock and the Notes.

          SERIES B CONVERTIBLE PREFERRED STOCK

  The rights, preferences, privileges and restrictions of the Series B Convertible Preferred Stock are set forth in the Certificate of Determination (the "Series B Certificate") filed by the Company with the California Secretary of State on December 16, 1997. The following descriptions of certain of the rights, preferences, privileges and restrictions of the Series B Convertible Preferred Stock are qualified in their entirety by reference to such Series B Certificate.

  Series.  The Series B Certificate creates 3,373,334 shares of Series B
  ------
Convertible Preferred Stock.

  Dividends.  The holders of the Series B Convertible Preferred Stock are
  ---------
entitled to dividends at the applicable dividend rate for each share of the underlying Common Stock into which the Series B Convertible Preferred Stock is convertible. Dividends on the Series B Convertible Preferred Stock are not mandatory or cumulative and no rights accrue to the holders of Series B Convertible Preferred Stock if the company fails to declare dividends on the Series B Convertible Preferred Stock.

  Liquidation Preference.  Upon liquidation, the holders of the Series B
  ----------------------
Convertible Preferred Stock are entitled to $7.50 per share plus all accrued and unpaid dividends thereon to the extent funds are available therefor and subject to all amounts payable in respect of any other shares of preferred stock of the Company that rank pari passu with the Series B Convertible Preferred Stock.

  Voting.  Each share of Series B Convertible Preferred Stock is entitled to a
  ------
number of votes equal to the number of shares of Common Stock into which such share of Series B Convertible Preferred Stock could be converted. Except as otherwise required by law, the Series B Convertible Preferred Stock and the Common Stock vote together and not as separate classes.

  Conversion.  The Series B Convertible Preferred Stock is convertible at any
  ----------
time at the option of the holder into Common Stock, initially at a conversion price (the "Series B Preferred Conversion Price") of $0.75 per share of Common Stock. In addition to customary antidilution provisions, the Series B Preferred Conversion Price is subject to adjustment for certain issuances of the Company's Common Stock if the consideration per share of such issuance is less than the Series B Preferred Conversion Price. Upon such an issuance, the Series B Preferred Conversion Price would be reduced, subject to certain conditions, to such lower consideration per share. The Series B Convertible Preferred Stock is also subject to automatic conversion upon the earliest to occur of an event that would cause the Series B Convertible Preferred Stock to be required to be registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, or upon the filing with the Secretary of the Company of the written approval of the holders of more than 50% of the outstanding shares of the Series B Convertible Preferred Stock.

          CONVERTIBLE PROMISSORY NOTES

  The Notes automatically convert into Series B Convertible Preferred Stock upon Shareholder Approval providing for a sufficient number of shares of Common Stock underlying such Series B Convertible Preferred Stock. A holder of a Note may declare the principal and all accrued interest, at a rate of 7% per annum, immediately due and payable upon certain events of default, including, without limitation, (i) the Company's shareholders vote at a meeting at which a quorum is present on a resolution that would constitute Shareholder Approval if approved by such shareholders, and such resolution is not duly approved by such shareholders at such meeting, (ii) the Company is in breach of any of the terms and conditions of, or is in default under, the Purchase Agreement or (iii) the annual shareholders meeting is not held within the time limitations in the Purchase Agreement as set forth above. If at any time prior to Shareholder Approval, the Company pays any dividend or distribution on the Series B Convertible Preferred Stock, that dividend or distribution must also be paid or made to the holders of the Notes as if the Notes had been converted into such Series B Convertible Preferred Stock. No fractional shares of Series B Convertible Preferred Stock will be issued.

          REGISTRATION RIGHTS AGREEMENT

  The Securities and the Common Stock issuable upon exercise of the Series B Convertible Preferred Stock have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and are therefore subject to certain restrictions on transfer. Concurrently with the execution of the Purchase Agreement, the Company and the Investors entered into a Registration Rights Agreement (the "Registration Rights Agreement") granting the Investors certain registration rights with respect to the Common Stock issuable upon exercise of the Series B Convertible Preferred Stock.

  The Registration Rights Agreement provides registration rights with respect to the Common Stock issued or issuable (i) upon conversion of the Series B Convertible Preferred Stock or (ii) pursuant to a stock dividend, stock split or other distribution with respect to such Common Stock ("Restricted Stock").
Prior to the seventh anniversary of the Closing Date, the holders of no fewer than 35% of the shares of such Restricted Stock have the right to require the Company on two occasions to register shares of Restricted Stock that are otherwise not eligible for sale under Rule 144 of the Securities Act within a three-month period and have an anticipated aggregate offering price of at least $2.5 million. In addition, holders of Restricted Stock are granted the right to participate in any other registration of Common Stock which the Company undertakes (other than a registration of shares in connection with an employee or similar benefit plan or a corporate reorganization on Forms S-4 or S-8), but subject to certain underwriter cutbacks and hold-back agreements. All expenses of registration (including one counsel for the registering holders), excluding underwriters' and brokers' discounts and commissions, will be paid by the Company. The Company and the holders of Restricted Stock are subject to customary indemnification provisions.


AVAILABILITY OF THE DOCUMENTS

  The Purchase Agreement, the Series B Certificate, the form of the Note and the Registration Rights Agreement were filed with the Securities and Exchange Commission on December 23, 1997, pursuant to a Current Report on Form 8-K. Copies of these documents will be furnished to shareholders without charge upon request to the Secretary of the Company.

        THE TRANSACTIONS-- REASONS FOR PROPOSAL NO. 3 AND PROPOSAL NO. 4


NEED FOR ADDITIONAL COMMON STOCK

  The Company has authorized capital stock of 50,000,000 shares of Common Stock. The Company does not presently have sufficient authorized but unissued Common Stock available for issuance upon conversion of the Series B Convertible Preferred Stock underlying the Notes. See "Background and Recent Developments-- Proposal No. 4."

  The $6,612,502.50 aggregate principal amount of Notes outstanding convert at a price of $7.50 per share into 881,667 shares of Series B Convertible Preferred Stock. This would require 8,816,670 shares of Common Stock to be issued upon conversion of the Series B Convertible Preferred Stock.

  The additional authorized shares of Common Stock would also be available for issuance at such times and for such proper corporate purposes as the Board of Directors may approve. These additional shares may be utilized for a variety of corporate purposes including future private or public offerings to raise additional capital, to pay Company debts or to facilitate corporate acquisitions, conversions of convertible securities, employee benefit plans, stock splits, stock dividends, and other general corporate purposes. The additional shares of Common Stock may also be utilized to enable the Board of Directors to discourage attempts to obtain control of the Company. See "Proposal No. 4 -- Increase in the Number of Authorized Shares From 50,000,000 to 90,000,000 -- Certain Effects of Authorized But Unissued Common Stock, Including Anti-Takeover Implications." Increasing the authorized Common Stock will give the Company greater flexibility and will allow the Company to issue additional Common Stock for the purposes described above.


CONSEQUENCES IF SHAREHOLDER APPROVAL NOT OBTAINED

  The Notes issued in connection with the Transactions automatically convert to the Series B Convertible Preferred Stock upon Shareholder Approval. See "Background and Recent Developments--Proposal No. 4." Without such Shareholder Approval, each holder of a Note may declare the principal and all accrued interest immediately due and payable. The Company would be obligated to repay immediately $6,612,502.50 in aggregate principal amount of the Notes plus 7% interest from the date of issue. THERE CAN BE NO ASSURANCE THAT THE COMPANY WILL HAVE AVAILABLE CASH RESOURCES TO REPAY THE NOTES OR THAT IT WOULD BE ABLE TO REPAY THE NOTES IN COMPLIANCE WITH APPLICABLE LAW. IN ADDITION, THE COMPANY'S OBLIGATIONS TO REPAY THE NOTES WILL CREATE A DEFAULT UNDER CERTAIN OF ITS OTHER AGREEMENTS. IN THE EVENT SHAREHOLDER APPROVAL IS NOT OBTAINED, REPAYMENT OF THE NOTES WOULD HAVE A MATERIAL ADVERSE EFFECT ON THE COMPANY'S FINANCIAL CONDITION AND ABILITY TO IMPLEMENT ITS BUSINESS STRATEGY.


RELATIONSHIP BETWEEN PROPOSAL NO. 3 AND PROPOSAL NO. 4

     Proposal No. 3 submits to shareholders an amendment to the Company's Articles to effect the Reverse Split (as defined below) which would increase the availability of the underlying Common Stock required to be issued upon conversion of the Series B Convertible Preferred Stock issuable upon conversion of the Notes. Proposal No. 4 submits to shareholders an amendment to the Company's Articles to increase the number of authorized shares of Common Stock from 50,000,000 to 90,000,000 which will similarly provide additional authorized but unissued Common Stock. In order to prevent the material consequences that could result if the availability of Common Stock is not increased, the Board of Directors has determined to submit Proposal Nos. 3 and 4 to the shareholders. See "-- Consequences if Shareholder Approval Not Obtained." If however both proposals are approved, the Board of Directors intends to implement Proposal No. 3 and will not need to implement Proposal No. 4. See "Proposal No. 3 -- Reverse Split of Common Stock" and "Proposal No. 4 -- Increase in the Number of Authorized Shares From 50,000,000 to 90,000,000."

          PROPOSAL NO. 4--INCREASE IN THE NUMBER OF AUTHORIZED SHARES
                         FROM 50,000,000 TO 90,000,000


  The Board of Directors has proposed to amend Article III of the Articles to increase the number of authorized shares of Common Stock from 50,000,000 to 90,000,000.


NEED TO INCREASE AUTHORIZED COMMON STOCK

  The Company does not have enough authorized but unissued shares of Common Stock available for issuance upon conversion of the Series B Convertible Preferred Stock issuable upon conversion of the Notes. As of January 22, 1997, the Company had a total of 20,561,593 shares of Common Stock outstanding. See "The Transactions -- Reasons for Proposal No. 3 and Proposal No. 4."

  The $6,612,502.50 aggregate principal amount of Notes outstanding convert at a price of $7.50 per share into 881,667 shares of Series B Convertible Preferred Stock. This would require 8,816,670 shares of Common Stock upon conversion of such shares of Series B Convertible Preferred Stock. See "The Transactions -- Reasons for Proposal No. 3 and Proposal No. 4 -- Consequences if Shareholders Approval Not Obtained."


CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED COMMON STOCK, INCLUDING ANTI-TAKEOVER IMPLICATIONS

  Upon approval of Proposal No. 4, there will be approximately 31,801,738 shares of Common Stock available for future issuance without further shareholder approval after reserving 8,816,670 shares of Common Stock for conversion rights under the Notes. See "The Transactions -- Reasons for Proposal No. 3 and Proposal No. 4 -- Need For Additional Common Stock."

  One of the effects of the existence of unissued and unreserved Common Stock may be to enable the Board of Directors to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of the Company's management. For example, the issuance of shares of Common Stock in a public or private sale, merger, or similar transaction would increase the number of the Company's outstanding shares, thereby diluting the interest of a party seeking to acquire control of the Company.

  The Company does not currently have any plans to issue additional shares of Common Stock other than shares of Common Stock in conversion of options and of the Series B Convertible Preferred Stock issuable upon conversion of the Notes.


PROPOSED AMENDMENT

  The second sentence of paragraph 1 of Article III of the Company's Articles would be amended to read in its entirety as follows:

          "The number of shares of Common Stock authorized to be issued is 90,000,000, and the number of shares of Preferred Stock authorized to be issued is 15,000,000, 11,626,666 of which are presently undesignated as to series and 3,373,334 of which are presently designated as 'Series B Convertible Preferred Stock.'"

  Such text, however, is subject to wording changes that may be required by the California Secretary of State.

RECOMMENDATION AND VOTE

  Under the California Corporations Code, the affirmative vote of both (i) a majority of the outstanding shares of Common Stock and (ii) a majority of all outstanding shares of Common Stock and Series B Convertible Preferred Stock, voting together as a single class, are required for the approval of this proposal.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE IN FAVOR OF THE INCREASE IN THE NUMBER OF AUTHORIZED SHARES FROM 50,000,000 TO 90,000,000.


              PROPOSAL NO. 5--NAME CHANGE OF THE CORPORATION FROM
       DIGITAL SOUND CORPORATION TO PULSEPOINT COMMUNICATIONS CORPORATION


  The Company has launched the enhanced application platform and communication management applications called PulsePoint and has begun using the name PulsePoint Communications in connection with its operations. In recognition of the Company's new products and direction, the Company is proposing to change its name to PulsePoint Communications Corporation. The Board of Directors has unanimously adopted a resolution approving an amendment to the Articles to change the name of the Company from Digital Sound Corporation to PulsePoint Communications Corporation (the "Name Change Amendment").

  The change of the Company's name will be effected through an amendment to
Article I of the Company's Articles. As amended, such Article I would read in its entirety as follows:

          "1. The name of the corporation is PulsePoint Communications Corporation."

  Under the California Corporations Code, the affirmative vote of a majority of the outstanding shares of Common Stock and Series B Convertible Preferred Stock, voting together as a single class, is required for the approval of this proposal.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE IN FAVOR OF THE NAME CHANGE AMENDMENT.


                 PROPOSAL NO. 6--RATIFICATION OF APPOINTMENT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

  The Company has engaged Ernst & Young LLP as its independent accountants performing the audit of the Company's financial statements for the 1998 fiscal year, and the shareholders are asked to ratify such appointment. Ernst & Young LLP (or its predecessor Arthur Young & Company) has audited the Company's financial statements for the fiscal years 1986 through 1997. Representatives of Ernst & Young LLP will be present at the Meeting, will be given an opportunity to make a statement at the Meeting if they desire to do so and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

                         COMPLIANCE WITH SECTION 16(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the 1934 Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities ("Insiders"), to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Insiders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.

  To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required, all such Section 16(a) filing requirements were complied with during the fiscal year ended December 31, 1997.


                             SHAREHOLDER PROPOSALS

  Shareholder proposals for inclusion in the Company's Proxy Statement and form of proxy relating to the Company's 1999 Annual Meeting must be received by the Company at its principal executive offices no later than December 17, 1998.


                                 OTHER BUSINESS

  The Board does not presently intend to bring any other business before the Meeting and, so far as is known to the Board of Directors, no matters are to be brought before the Meeting except as specified in the notice of the Meeting. As to any business that may properly come before the Meeting, however, it is intended that proxies, in the form enclosed, will be voted in the respect thereof in accordance with the judgment of the persons voting such proxies.


                                      By Order of the Board of Directors


                                                B. Robert Suh
                                             Corporate Secretary


ALL SHAREHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                                                         ANNEX A


      [Houlihan Lokey Howard & Zukin Financial Advisors, Inc. Letterhead]



December 5, 1997

To the Special Committee
of the Board of Directors
Digital Sound Corporation

Gentlemen:

We understand that Digital Sound Corporation ("Company" hereinafter) has entered into agreements with various investors, and with Oak Investment Partners ("Oak" hereinafter), whereby the new investors and Oak will collectively invest $13,387,500 for 1,785,000 shares of Series B Convertible Preferred Stock of the Company at a price of $7.50 per share, and will also collectively invest $6,612,500 in a Convertible Promissory Note of the Company ("New Investment" hereinafter). Concurrent with the New Investment, Oak will exchange its currently outstanding 2,631,579 shares of Series A Convertible Preferred Stock for 666,667 shares of Series B Convertible Stock ("Exchange" hereinafter). The New Investment and the Exchange are referred to collectively as the "Transaction."

You have requested our opinion (the "Opinion") as to the matters set forth below. The Opinion does not address the Company's underlying business decision to effect the Transaction. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. Furthermore, at your request, we have not negotiated the Transaction or advised you with respect to alternatives to it.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1. reviewed the Company's annual reports to shareholders and on the Form 10-K for the fiscal years ended 1996 and quarterly reports on Form 10-Q for the two quarters ended June 30, 1997, which the Company's management has identified as being the most current financial statements available;

2.  reviewed draft copies of he following agreements dated November 20, 1997:

     -- Certificate of Determination of Rights, Preferences, Privileges and Restrictions of Series B Convertible Preferred Stock of Digital Sound Corporation;
     --  Registration Rights Agreement;
     --  Preferred Stock Purchase Agreement; and
     --  Convertible Promissory Note

3. met with certain members of the senior management of the Company to discuss the operations, financial condition, future prospects and projected operations and performance of the Company;

4. reviewed forecasts and projections prepared by the Company's management with respect to the Company for the years ended December 31, 1997 through 2001;

5. reviewed the historical market prices and trading volume for the Company's publicly traded securities;

6. reviewed certain other publicly available financial data for certain companies that we deem comparable to the Company, and publicly available prices and premiums paid in other transactions that we considered similar to the Transaction;

7. conducted such other studies, analyses and inquiries as we have deemed appropriate.


We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.

We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

Bases upon the foregoing, and in reliance thereon, it is our opinion that both the New Investment and the Exchange are fair to the public stockholders of the Company from a financial point of view.


Sincerely,



/s/ Houlihan Lokey Howard &
    Zukin Financial Advisors, Inc.
__________________________________
HOULIHAN LOKEY HOWARD &
ZUKIN FINANCIAL ADVISORS, INC.

                           DIGITAL SOUND CORPORATION

                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 10, 1998

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

  The undersigned hereby appoints Mark C. Ozur and B. Robert Suh, or either of them, each with power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of Digital Sound Corporation (the "Company") to be held at the Company's principal executive offices located at 6307 Carpinteria Ave., Carpinteria, California 93013 on April 10, 1998, at 10:00 a.m., and any adjournment thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting on the following matters:

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES FOR ELECTION AND FOR PROPOSALS 2, 3, 4, 5, AND 6.

  THIS PROXY WILL BE VOTED AS DIRECTED ON THE REVERSE SIDE. IN THE ABSENCE OF DIRECTIONS, THIS PROXY WILL BE VOTED FOR THE COMPANY'S NOMINEES FOR ELECTION AND FOR PROPOSALS 2, 3, 4, 5, AND 6. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission.

  WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.


1. ELECTION OF DIRECTORS. Nominees: John D. Beletic, Bandel L. Carano, J. David Hann, Scott B. Jarvis, Mark C. Ozur and Frederick J. Warren.

                         [_] FOR[_] WITHHOLD AUTHORITY

  Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below:
 ------------------------------------------------------------------------------


2. AMENDMENT TO THE 1983 STOCK OPTION PLAN         [_] FOR[_] AGAINST[_] ABSTAIN

3. AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION EFFECTUATING A 1:4 REVERSE SPLIT OF COMMON STOCK.
                                                   [_] FOR[_] AGAINST[_] ABSTAIN

4. TO APPROVE AN AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION
   INCREASING THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED.
                                                   [_] FOR[_] AGAINST[_] ABSTAIN

5. TO APPROVE AN AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION CHANGING THE NAME OF THE COMPANY.
                                                   [_] FOR[_] AGAINST[_] ABSTAIN

6. RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S
   INDEPENDENT PUBLIC ACCOUNTANTS
                                                   [_] FOR[_] AGAINST[_] ABSTAIN

                                   Dated
                                         --------------------------------------
                                   Signature(s)
                                               --------------------------------

                                               --------------------------------
                                   Please sign exactly as your name(s) appears on your stock certificate. If shares of stock are held of record in the names of two or more persons or in the name of husband or wife, whether as joint tenants or otherwise, both or all of such persons should sign the proxy. If shares of stock are held of record by a corporation, the proxy should be executed by the president or a vice president and the secretary or assistant secretary. Executors or administrators or other fiduciaries who execute the above proxy for a deceased shareholder should give their full title. Please date the proxy.

 NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.